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                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
MHM Services, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-09147) on Form S-8 of MHM Services, Inc. of our report dated January 10, 2001, relating to the consolidated balance sheets of MHM Services, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 2000, and the related schedule, which report appears in the September 30, 2000, annual report on Form 10-K of MHM Services, Inc.


                                  /s/ KPMG LLP


McLean, Virginia
January 12, 2001

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